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                                                                     Exhibit 5.1

                                         ATTORNEYS AT LAW      Boulder, CO
                                                               303 546-4000

                                                               Denver, CO
                                         4365 Executive Drive  303 606-4800
                                         Suite 1100
                                         San Diego, CA         Kirkland, WA
                                         92121-2128            425 893-7700
                                         Main 858 550-6000
                                         Fax  858 453-3555     Menlo Park, CA
                                                               650 843-5100

July 20, 2001                                                  Palo Alto, CA
                                                               650 843-5000

                                                               Reston, VA
                                         www.cooley.com        703 456-8000

Hollis-Eden Pharmaceuticals, Inc.                              San Francisco, CA
9333 Genesee Avenue, Suite 110                                 415 693-2000
San Diego, CA 92121                      JULIE M. ROBINSON
                                         858 550-6092
Ladies and Gentlemen:                    robinsonjm@cooley.com

You have requested our opinion with respect to certain matters in connection with the filing by Hollis-Eden Pharmaceuticals, Inc. (the "Company") of a Form S-8 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of 600,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), 500,000 of which are for issuance pursuant to the Company's 1997 Incentive Stock Option Plan (the "Option Plan") and 100,000 of which are for issuance pursuant to the Company's Discretionary Contribution Plan (the "Contribution Plan").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Option Plan, the Contribution Plan, the Company's Certificate of Incorporation and Bylaws, as amended and restated, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement, the Option Plan or the Contribution Plan, as the case may be, and the applicable option agreements, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Julie M. Robinson
    ----------------------
        Julie M. Robinson